EXHIBIT 5.1

        [LETTERHEAD OF MESSERLI & KRAMER PA]

December 12, 2002

IQUNIVERSE, INC.
Riverplace, 65 Main Street
Suite 141
Minneapolis, Minnesota 55414

          Re: Issuance of Securities

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by IQUNIVERSE, Inc. (the "Company") of the Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the sale of 250,00 shares and 60,00 shares of the Company's common stock (the "Common Stock") that will be issued to Vincent G. Ella and Doug Seelander, respectively, pursuant to a consulting services plan (the "Consulting Services Plan").

        In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda, and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and execution and delivery of all documents, where execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when issued in accordance with the Legal Services Plan and the Registration Statement will be validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/  Messerli & Kramer PA